614/223-1630


          Securities and Exchange Commission
          450 Fifth Street, N.W.
          ATTN:  Filing Desk, Stop 1-4
          Washington, D.C. 20549-1004

          March 12, 1997

          Re:  Ohio Power Company
               Registration Statement on Form S-3
               File No. 333-22143

          Gentlemen:

          Pursuant to Rule 424(b)(5) and on behalf of Ohio Power Company (the "Company"), submitted herewith is the Prospectus, dated February 27, 1997, as supplemented by the Prospectus Supplement, dated March 10, 1997, to be used in connection with the anticipated public offering by the Company of $50,000,000 aggregate principal amount of Junior Subordinated Deferrable Interest Debentures.

          Very truly yours,

          /s/ David C. House

          David C. House

          DCH/mms



          INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY JURISDICTION IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH JURISDICTION.


                     SUBJECT TO COMPLETION, DATED MARCH 10, 1997


          PROSPECTUS SUPPLEMENT
          (To Prospectus dated February 27, 1997)



                                     $50,000,000
                                  OHIO POWER COMPANY
              _____% JUNIOR SUBORDINATED DEFERRABLE INTEREST DEBENTURES
                                  SERIES B, DUE 2027


               The Junior Subordinated Deferrable Interest Debentures, Series B, Due 2027, will mature on March 31, 2027 (the "Series B Junior Subordinated Debentures"). Interest on the Series B Junior Subordinated Debentures is payable quarterly, in arrears, on each March 31, June 30, September 30 and December 31, commencing June 30, 1997. The Series B Junior Subordinated Debentures will be redeemable at 100% of the principal amount redeemed plus accrued interest to the redemption date at the option of the Company in whole or in part on or after March __, 2002. The Series B Junior Subordinated Debentures will be represented by a global debenture registered in the name of a nominee of The Depository Trust Company, as Depository, and will be available for purchase in denominations of $25 and any integral multiple thereof. See "Description of Series B Junior Subordinated Debentures" herein and "Description of New Junior Subordinated Debentures" in the accompanying Prospectus.

               Payment  of the principal of,  premium, if any, and interest on the Series B Junior Subordinated Debentures is subordinated and subject in right of payment to the prior payment in full of all Senior Indebtedness of the Company. As of September 30, 1996, outstanding Senior Indebtedness of the Company aggregated approximately $1,067,300,000.

               Application will be made to have the Series B Junior Subordinated Debentures listed on the New York Stock Exchange.

               SEE "INVESTMENT CONSIDERATIONS" FOR CERTAIN INFORMATION RELEVANT TO AN INVESTMENT IN THE SERIES B JUNIOR SUBORDINATED DEBENTURES, INCLUDING THE PERIODS AND CIRCUMSTANCES DURING AND UNDER WHICH PAYMENT OF INTEREST ON THE SERIES B JUNIOR SUBORDINATED DEBENTURES MAY BE DEFERRED AND THE RELATED FEDERAL INCOME TAX CONSEQUENCES.

               THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                          Initial Public      Underwriting     Proceeds  to
                         Offering Price(1)   Discount(2)(4)   Company(3)(4)

          Per Series B Junior
            Subordinated
            Debenture ......        %               %               %
              Total ........ $                 $                $

          (1) Plus accrued interest, if any, from the date of original issuance.

          (2) The Company has agreed to indemnify the Underwriters against certain liabilities, including certain liabilities under the Securities Act of 1933, as amended. See "Underwriting" herein.

          (3) Before deducting expenses payable by the Company, estimated at $174,652.

          (4) The Underwriting Discount will be ____% of the principal amount of the Series B Junior Subordinated Debentures sold to certain institutions. Therefore, to the extent any such sales are made to such institutions, the actual total Underwriting Discount will be less than, and the actual total Proceeds to Company will be greater than, the amounts shown in the table above.


               The Series B Junior Subordinated Debentures are offered severally by the Underwriters, subject to prior sale, when, as and if issued and accepted by them, subject to approval of certain legal matters by counsel for the Underwriters and certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that delivery of the Series B Junior Subordinated Debentures will be made in New York, New York, on or about March __, 1997.

          Merrill Lynch & Co.

               Dean Witter Reynolds Inc.

                    Morgan Stanley & Co. Incorporated

                         PaineWebber Incorporated

                                   Prudential Securities Incorporated

              The date of this Prospectus Supplement is March   , 1997.


               Certain persons participating in this offering may engage in transactions that stabilize, maintain, or otherwise affect the price of the Series B Junior Subordinated Debentures offered hereby, including by entering stabilizing bids. For a description of these activities, see "Underwriting" herein.

                              INVESTMENT CONSIDERATIONS

               Prospective purchasers of Series B Junior Subordinated Debentures should carefully review the information contained elsewhere in this Prospectus Supplement and in the accompanying Prospectus and should particularly consider the following matters:

          Subordination of Series B Junior Subordinated Debentures

               Payment of the principal of,  premium, if any, and  interest on the Series B Junior Subordinated Debentures is subordinated and subject in right of payment to the prior payment in full of all Senior Indebtedness of the Company. As of September 30, 1996, outstanding Senior Indebtedness of the Company aggregated approximately $1,067,300,000. There are no terms in the Series B Junior Subordinated Debentures that limit the Company's ability to incur additional indebtedness, including indebtedness that ranks senior to the Series B Junior Subordinated Debentures. See "Description of New Junior Subordinated Debentures-- Subordination" in the accompanying Prospectus.

          Option to Extend Interest Payment Period

               The  Company has the right under the Indenture to extend the interest payment period from time to time on the Series B Junior Subordinated Debentures to a period not exceeding 20 consecutive quarters, and as a consequence, quarterly interest payments on the Series B Junior Subordinated Debentures would be deferred (but would continue to accrue with interest thereon compounded quarterly to the extent permitted by law) during any such extended interest payment period. In the event that the Company exercises this right, the Company may not declare or pay dividends on, or purchase, acquire, or make a liquidation payment with respect to, any of its capital stock, or make any guarantee payments with respect to the foregoing. Therefore, the Company believes that the extension of an interest payment period on the Series B Junior Subordinated Debentures is unlikely. Prior to the termination of any such extension period, the Company may further extend the interest payment period, provided that such extension period, together with all such previous and further extensions thereof, may not exceed 20 consecutive quarters or extend beyond the maturity of the Series B Junior Subordinated Debentures. Upon the termination of any extension period and the payment of all accrued and unpaid interest then due, the Company may select a new extension period, subject to the above requirements. See "Description of Series B Junior Subordinated Debentures--Option to Extend Interest Payment Period" herein.

               Should an extended interest payment period occur, holders of the Series B Junior Subordinated Debentures will continue to accrue income (as original issue discount) for United States federal income tax purposes even though interest is not being paid on a current basis. As a result, a holder will include such interest in gross income for United States federal income tax purposes in advance of the receipt of cash, and will not receive the cash from the Company related to such income if a holder disposes of Series B Junior Subordinated Debentures prior to the record date for payment of interest. See "Certain United States Federal Income Tax Consequences--Original Issue Discount, Market Discount and Acquisition Premium" herein.

          Certain  Trading   Characteristics   of  the   Series  B   Junior
          Subordinated Debentures

               The Series B Junior Subordinated Debentures are expected to trade as equity securities on the New York Stock Exchange. Consequently, purchasers will not pay and sellers will not receive any accrued and unpaid interest on the Series B Junior Subordinated Debentures that is not included in the trading price. For certain tax consequences with respect to such sales, see "Certain United States Federal Income Tax Consequences--Sale, Exchange and Retirement of Series B Junior Subordinated Debentures" herein.

          DESCRIPTION OF SERIES B JUNIOR SUBORDINATED DEBENTURES

               The following description of the particular terms of the Series B Junior Subordinated Debentures offered hereby (referred to in the Prospectus as "New Junior Subordinated Debentures") supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of New Junior Subordinated Debentures set forth in the Prospectus, to which description reference is hereby made.

          General

               The Series B Junior Subordinated Debentures will be issued as a series of New Junior Subordinated Debentures under the Indenture.

          Principal Amount, Interest and Maturity

               The Series B Junior Subordinated Debentures will be limited in aggregate principal amount to $50,000,000.

               The Series B Junior Subordinated Debentures will mature March 31, 2027 and will bear interest at the rate per annum shown in the title thereof from the date on which the Series B Junior Subordinated Debentures are originally issued until the principal amount thereof becomes due and payable. Interest will be payable quarterly, in arrears, on each March 31, June 30, September 30 and December 31, commencing June 30, 1997. Interest (other than interest payable on redemption or maturity) will be payable to the persons in whose names the Series B Junior Subordinated Debentures are registered at the close of business on the relevant regular record dates, which will be one Business Day (as hereinafter defined) prior to the relevant payment dates, except that if the Series B Junior Subordinated Debentures are no longer represented by a global debenture, the regular record date for such interest installment shall be the close of business on March 15, June 15, September 15 or December 15 (regardless of whether it is a Business Day) next preceding an interest payment date. Interest payable on redemption or maturity will be payable to the person to whom the principal is paid. Interest will be computed on the basis of a 360-day year of twelve 30-day months. In the event that any date on which interest is payable on the Series B Junior Subordinated Debentures is not a Business Day, then payment of the interest payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay), except that, if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date. A "Business Day" shall mean any day other than a day on which banking institutions in the Borough of Manhattan, the City and State of New York are authorized or obligated by law to close.

          Redemption

               The Series B Junior Subordinated Debentures will be redeemable at the option of the Company, in whole or in part, at any time on or after March __, 2002, upon not less than 30 nor more than 60 days' notice, at 100% of the principal amount redeemed together with accrued and unpaid interest to the redemption date.

          Option to Extend Interest Payment Period

               The Company shall have the right at any time during the term of the Series B Junior Subordinated Debentures from time to time to extend the interest payment period of the Series B Junior Subordinated Debentures for up to 20 consecutive quarters (the "Extension Period"), at the end of which Extension Period the Company shall pay all interest accrued and unpaid thereon (together with interest thereon compounded quarterly at the rate specified for the Series B Junior Subordinated Debentures to the extent permitted by applicable law); provided that during any such Extension Period, the Company shall not declare or pay any dividend on, or purchase, acquire or make a liquidation payment with respect to, any of its capital stock or make any guarantee payments with respect to the foregoing. Prior to the termination of any such Extension Period, the Company may further extend the interest payment period, provided that such Extension Period together with all such previous and further extensions thereof, may not exceed 20 consecutive quarters or extend beyond the maturity of the Series B Junior Subordinated Debentures. Upon the termination of any Extension Period and the payment of all accrued and unpaid interest then due, the Company may select a new Extension Period, subject to the above requirements. No interest shall be due and payable during an Extension Period, except at the end thereof. The Company shall give the holders of the Series B Junior Subordinated Debentures notice of its selection of such Extension Period at least ten Business Days prior to the earlier of (i) the next interest payment date or
          (ii) the date the Company is required to give notice to holders of the Series B Junior Subordinated Debentures (or, if applicable, to the New York Stock Exchange or other applicable self-regulatory organization) of the record or payment date of such interest payment, but in any event not less than two Business Days prior to such record date.

          Covenant of the Company

               The Company will not declare or pay any dividend on, or purchase, acquire or make a distribution or liquidation payment with respect to, any of its capital stock or make any guarantee payments with respect thereto, if at such time (i) an Event of Default under the Indenture has occurred and is continuing or
          (ii) the Company has given notice of its selection of an Extension Period and such period, or any extension thereof, is continuing.

          Form

               The Series B Junior Subordinated Debentures initially will be issued in registered form and will be represented by a global debenture (the "Global Debenture"). See "Description of New Junior Subordinated Debentures--Book-Entry Debentures" and "Description of New Junior Subordinated Debentures--Form, Exchange, Registration and Transfer" in the accompanying Prospectus.

                CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

               The following summary describes the material United States federal income tax consequences of the ownership of Series B Junior Subordinated Debentures as of the date hereof and represents the opinion of Simpson Thacher & Bartlett, counsel to the Company, insofar as it relates to matters of law or legal conclusions, and is based on certain representations of the Company. Except where noted, it deals only with Series B Junior Subordinated Debentures held by initial purchasers who have purchased Series B Junior Subordinated Debentures at the initial offering price thereof and who hold such Series B Junior Subordinated Debentures as capital assets and does not deal with special situations, such as those of dealers in securities or currencies, financial institutions, life insurance companies, persons holding Series B Junior Subordinated Debentures as a part of a hedging or conversion transaction or a straddle, United States Holders (as defined below) whose "functional currency" is not the U.S. dollar, or Non-United States Holders (as defined below) who own (actually or constructively) ten percent or more of the combined voting power of all classes of voting stock of the Company, who are present in the United States or who have any other special status with respect to the United States. Furthermore, the discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Code") and regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked or modified so as to result in federal income tax consequences different from those discussed below. Persons considering the purchase, ownership or disposition of Series B Junior Subordinated Debentures should consult their own tax advisors concerning the federal income tax consequences in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction.

          United States Holders

               As used herein, a "United States Holder" of a Series B Junior Subordinated Debenture means a holder that is a citizen or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof, an estate the income of which is subject to United States federal income taxation regardless of its source or any trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States fiduciaries have the authority to control all substantial decisions of the trust. A "Non-United States Holder" is a holder that is not a United States Holder.

          Payments of Interest

               Except as set forth below, stated interest on a Series B Junior Subordinated Debenture will generally be taxable to a United States Holder as ordinary income at the time it is paid or accrued in accordance with the United States Holder's method of accounting for tax purposes.

          Original Issue Discount, Market Discount and Acquisition Premium

               The Company believes that, under the applicable Treasury regulations, the Series B Junior Subordinated Debentures will not be treated as issued with "original issue discount" ("OID") within the meaning of section 1273(a) of the Code. If, however, the Company exercises its rights to defer payments of interest on the Series B Junior Subordinated Debentures, the Series B Junior Subordinated Debentures will become OID instruments at such time and all United States Holders of the Series B Junior Subordinated Debentures will be required to accrue their pro rata share of OID on an economic-accrual daily basis during the Extension Period even though the Company will not pay such interest until the end of the Extension Period, and even though some United States Holders may use the cash method of tax accounting. Moreover, thereafter the Series B Junior Subordinated Debentures will be taxed as OID instruments for as long as they remain outstanding. Thus, even after the end of an Extension Period, all United States Holders would be required to continue to include the stated interest on the Series B Junior Subordinated Debentures in income on a daily basis, regardless of their method of tax accounting and in advance of receipt of the cash attributable to such interest income. Under the OID economic accrual rules, a United States Holder would accrue an amount of interest income each year that approximates the stated interest payments called for under the terms of the Series B Junior Subordinated Debentures, and actual cash payments of interest payments on the Series B Junior Subordinated Debentures would not be reported separately as taxable income.

               The Treasury regulations described above have not yet been addressed in any rulings or other interpretations by the IRS, and it is possible that the IRS could take a contrary position. If the IRS were to assert successfully that the stated interest on the Series B Junior Subordinated Debentures was OID regardless of whether the Company exercises its option to defer payments of interest on such debentures, all United States Holders of Series B Junior Subordinated Debentures would be required to include such stated interest in income on an economic-accrual daily basis as described above.

               United States Holders other than initial United States Holders may be deemed to have acquired the Series B Junior Subordinated Debentures with market discount or acquisition premium. Such holders should consult their own tax advisors concerning the effect of the market discount and premium rules on their holding of the Series B Junior Subordinated Debentures.

          Sale,  Exchange and  Retirement of  Series B  Junior Subordinated
          Debentures

               Upon the sale, exchange or retirement of a Series B Junior Subordinated Debenture, a United States Holder will recognize gain or loss equal to the difference between the amount realized upon the sale, exchange or retirement and the adjusted tax basis of the Series B Junior Subordinated Debenture. If a United States Holder disposes of a Series B Junior Subordinated Debenture prior to the occurrence of an Extension Period, any portion of the amount received that is attributable to accrued interest will be treated as interest income and will not be treated as part of the amount realized for purposes of determining gain or loss on the disposition of the Series B Junior Subordinated Debenture. A United States Holder's tax basis in a Series B Junior Subordinated Debenture will, in general, be the United States Holder's cost therefor, increased by any OID previously included in income by the United States Holder and reduced by any cash payments in respect of such accrued OID (if any). Such gain or loss will be capital gain or loss and will be long-term capital gain or loss if at the time of sale, exchange or retirement the Series B Junior Subordinated Debenture has been held for more than one year. Under current law, net capital gains are, under certain circumstances, taxed at lower rates than items of ordinary income. The deductibility of capital losses is subject to limitations.

          Non-United States Holders

               Under present United States federal income and estate tax law, and subject to the discussion below concerning backup withholding:

                    (a) no withholding of United States federal income tax will be required with respect to the payment by the Company or any Paying Agent of principal or interest (which for purposes of this discussion includes OID) on a Series B Junior Subordinated Debenture owned by a Non-United States Holder, provided (i) the beneficial owner is not a controlled foreign corporation that is related to the Company through stock ownership, (ii) the beneficial owner is not a bank whose receipt of interest on a Series B Junior Subordinated Debenture is described in section 881(c)(3)(A) of the Code and (iii) either (y) the beneficial owner certifies to the Company or its agent, under the penalties of perjury, that it is not a U. S. person, citizen or resident and provides its name and address or (z) a financial institution holding the Series B Junior Subordinated Debentures on behalf of the beneficial owner certifies, under penalties of perjury, that such statement has been received by it and furnishes the Company or its agent with a copy thereof;

                    (b) no withholding of United States federal income tax will be required with respect to any gain realized by a Non-United States Holder upon the sale, exchange or retirement of a Series B Junior Subordinated Debenture; and

                    (c) a Series B Junior Subordinated Debenture beneficially owned by an individual who at the time of death is a Non-United States Holder will not be subject to United States federal estate tax as a result of such individual's death, provided that the interest payments with respect to such debenture would not have been, if received at the time of such individual's death, effectively connected with the conduct of a trade or business by such individual in the United States.

          Backup Withholding and Information Reporting

               In general, information reporting requirements will apply to certain payments of principal, interest and OID paid on Series B Junior Subordinated Debentures and to the proceeds of sale of a Series B Junior Subordinated Debenture made to United States Holders other than certain exempt recipients (such as corporations). A 31 percent backup withholding tax will apply to such payments if the United States Holder fails to provide a taxpayer identification number or certification of foreign or other exempt status or fails to report in full dividend and interest income.

               No information reporting or backup withholding will be required with respect to payments made by the Company or any paying agent to Non-United States Holders if a statement described in (a)(iii) under "Non-United States Holders" has been received and the payor does not have actual knowledge that the beneficial owner is a United States person.

               Payments  of the  proceeds  from the  sale  by a  Non-United
          States Holder of a Series B Junior Subordinated Debenture made to or through a foreign office of a broker will not be subject to information reporting or backup withholding, except that if the broker is, for federal income tax purposes, a United States person, a controlled foreign corporation or a foreign person that derives 50 percent or more of its gross income for certain periods from the conduct of a trade or business in the United States, such payments will not be subject to backup withholding but may be subject to information reporting. Payments of proceeds from the sale of a Series B Junior Subordinated Debenture to or through the United States office of a broker is subject to information reporting and backup withholding unless the Non-United States Holder or the beneficial owner certifies as to its non-United States status or otherwise establishes an exemption.

               Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against such holder's U. S. federal income tax liability provided the required information is furnished to the IRS.

                                 RECENT DEVELOPMENTS

               American  Electric  Power  Company,  Inc.  ("AEP")  and  the
          Company filed with the SEC and mailed to the registered holders of the Company's cumulative preferred stock their Offer to Purchase and Proxy Statement. Pursuant to such offer, AEP purchased, and has subsequently sold to the Company, $119,007,200 par value of the Company's cumulative preferred stock. At a special meeting of the shareholders of the Company on February 28, 1997, the shareholders approved an amendment to the Amended Articles of Incorporation to remove the limitation contained therein upon the Company's ability to issue securities representing unsecured indebtedness.

                                     UNDERWRITING

               Subject to the terms and conditions set forth in the Underwriting Agreement, the Company has agreed to sell to each of the Underwriters named below ("Underwriters"), and each of the Underwriters has severally agreed to purchase the number of Series B Junior Subordinated Debentures set forth opposite its name below:

                                                              Principal
                                                              Amount of
                                                           Series B Junior
                                                            Subordinated
                      Underwriter                            Debentures

          Merrill Lynch, Pierce, Fenner & Smith
                      Incorporated  . . . . . . . . . . . . .   $
          Dean Witter Reynolds Inc. . . . . . . . . . . . . .   $
          Morgan Stanley & Co.  . . . . . . . . . . . . . . .   $
          PaineWebber Incorporated  . . . . . . . . . . . . .   $
          Prudential Securities Incorporated  . . . . . . . .   $

                      Total . . . . . . . . . . . . . . . . .   $50,000,000


               The Underwriters are committed to take and pay for all of the Series B Junior Subordinated Debentures, if any are taken. The Underwriting Agreement provides that under certain circumstances involving a default of Underwriters, less than all of the Series B Junior Subordinated Debentures may be purchased.

               The Company has been advised by the Underwriters that the Underwriters propose initially to offer the Series B Junior Subordinated Debentures to the public at the public offering price set forth on the cover page of this Prospectus, and to certain dealers at such price less a concession not in excess of ______% of the principal amount of the Series B Junior Subordinated Debentures. The Underwriters may allow, and such dealers may reallow, a discount not in excess of ______% of the principal amount of the Series B Junior Subordinated Debentures to certain other dealers. After the initial public offering, the public offering price, concession and reallowance may be changed.

               The Series B Junior Subordinated Debentures are a  new issue of securities with no established trading market. While the Company intends to list the Series B Junior Subordinated Debentures on the New York Stock Exchange, there can be no assurance that an active market for the Series B Junior Subordinated Debentures will develop or be sustained in the future on such Exchange. Listing will depend upon satisfaction of such Exchange's listing requirements with respect to the Series B Junior Subordinated Debentures. The Company has been advised by the Underwriters that they intend to make a market in the Series B Junior Subordinated Debentures, but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Series B Junior Subordinated Debentures.

               In connection with this offering and in compliance with applicable law and industry practice, the Underwriters may overallot or effect transactions which stabilize, maintain or otherwise affect the market price of the Series B Junior Subordinated Debentures at levels above those which might otherwise prevail in the open market, including by entering stabilizing bids. A stabilizing bid means the placing of any bid, or the effecting of any purchase, for the purpose of pegging, fixing or maintaining the price of a security.

               In general, purchases of a security for the purpose of stabilization could cause the price of the security to be higher than it might be in the absence of such purchases.

               Neither the Company nor any of the Underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Series B Junior Subordinated Debentures. In addition, neither the Company nor any of the Underwriters makes any representation that the Underwriters will engage in such transactions or that such transactions once commenced, will not be discontinued without notice.

               The Underwriters, and certain affiliates thereof, engage in transactions with and perform services for the Company and its affiliates in the ordinary course of business.

               The Company has agreed to indemnify the Underwriters against certain liabilities, including certain liabilities under the Securities Act of 1933.



          PROSPECTUS


                                  OHIO POWER COMPANY
                                     $50,000,000
                  JUNIOR SUBORDINATED DEFERRABLE INTEREST DEBENTURES

               Ohio Power Company (the "Company") intends to offer, from time to time, up to $50,000,000 aggregate principal amount of its Junior Subordinated Deferrable Interest Debentures (the "New Junior Subordinated Debentures"). The New Junior Subordinated Debentures will be offered in one or more series in amounts, at prices and on terms to be determined at the time or times of sale. The title, aggregate principal amount, denomination, interest rate (or manner of calculation thereof), time of payment of interest, maturity, initial public offering price, if any, redemption provisions, if any, any listing on a securities exchange and other specific terms of each series of New Junior Subordinated Debentures in respect of which this Prospectus is being delivered will be set forth in an accompanying supplement to this prospectus ("Prospectus Supplement").

               Payment of the principal of, premium, if any, and interest on the New Junior Subordinated Debentures is subordinated and subject in right of payment to the prior payment in full of all Senior Indebtedness (as defined herein) of the Company. As of September 30, 1996, outstanding Senior Indebtedness of the Company aggregated approximately $1,067,300,000.

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

               The Company may sell the New Junior Subordinated Debentures through underwriters, dealers or agents, or directly to one or more institutional purchasers. A Prospectus Supplement will set forth the names of underwriters or agents, if any, any applicable commissions or discounts and the net proceeds to the Company from any such sale.

                  The date of this Prospectus is February 27, 1997.


               No dealer, salesperson or other person has been authorized to give any information or to make any representation not contained in this Prospectus in connection with the offer made by this Prospectus or any Prospectus Supplement relating hereto, and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or any underwriter, agent or dealer. Neither this Prospectus nor this Prospectus as supplemented by any Prospectus Supplement constitutes an offer to sell, or a solicitation of an offer to buy, by any underwriter, agent or dealer in any jurisdiction in which it is unlawful for such underwriter, agent or dealer to make such an offer or solicitation. Neither the delivery of this Prospectus or this Prospectus as supplemented by any Prospectus Supplement nor any sale made thereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or thereof.

                                AVAILABLE INFORMATION

               The Company is subject  to the informational requirements of the Securities Exchange Act of 1934 (the "1934 Act") and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "SEC"). Such reports and other information may be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C., 20549; Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois, 60661; and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The SEC maintains a Web site at http://www.sec.gov containing reports, proxy and information statements and other information regarding registrants that file electronically with the SEC, including the Company. Certain of the Company's securities are listed on the New York Stock Exchange, where reports and other information concerning the Company may also be inspected.

                         DOCUMENTS INCORPORATED BY REFERENCE

               The following documents filed by the Company with the SEC are incorporated in this Prospectus by reference:

               -- The Company's Annual Report on Form 10-K for the year ended December 31, 1995;

               -- The Company's Quarterly Reports on Form 10-Q for the periods ended March 31, 1996, June 30, 1996 and September 30, 1996;

               -- The Company's Current Report on Form 8-K dated December 23, 1996.

               All documents subsequently filed  by the Company pursuant to
          Section 13(a), 13(c), 14 or 15(d) of the 1934 Act after the date of this Prospectus and prior to the termination of the offering made by this Prospectus shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents.

               Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which is deemed to be incorporated by reference herein or in a Prospectus Supplement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

               The Company will provide without charge to each person to whom a copy of this Prospectus has been delivered, on the written or oral request of any such person, a copy of any or all of the documents described above which have been incorporated by reference in this Prospectus, other than exhibits to such documents. Written requests for copies of such documents should be addressed to Mr. G. C. Dean, American Electric Power Service Corporation, 1 Riverside Plaza, Columbus, Ohio 43215 (telephone number: 614-223-1000). The information relating to the Company contained in this Prospectus or any Prospectus Supplement relating hereto does not purport to be comprehensive and should be read together with the information contained in the documents incorporated by reference.

                                  TABLE OF CONTENTS
                                                                       Page

          Available Information . . . . . . . . . . . . . . . . . . . . . 2
          Documents Incorporated by Reference . . . . . . . . . . . . . . 2
          Table of Contents . . . . . . . . . . . . . . . . . . . . . . . 3
          The Company . . . . . . . . . . . . . . . . . . . . . . . . . . 3
          Use of Proceeds . . . . . . . . . . . . . . . . . . . . . . . . 4
          Ratio of Earnings to Fixed Charges  . . . . . . . . . . . . . . 4
          Description of New Junior Subordinated Debentures . . . . . . . 5
          Recent Developments . . . . . . . . . . . . . . . . . . . . .  15
          Legal Opinions  . . . . . . . . . . . . . . . . . . . . . . .  15
          Experts . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
          Plan of Distribution  . . . . . . . . . . . . . . . . . . . .  16

                                     THE COMPANY

               The Company is engaged in the generation, purchase, transmission and distribution of electric power to approximately 673,000 customers in Ohio, and in supplying electric power at wholesale to other electric utility companies and municipalities in Ohio. Its principal executive offices are located at 301 Cleveland Avenue, S.W., Canton, Ohio 44702 (telephone number:
          330-456-8173). The Company is a subsidiary of American Electric Power Company, Inc. ("AEP") and is a part of the American Electric Power integrated utility system (the "AEP System"). The executive offices of AEP are located at 1 Riverside Plaza, Columbus, Ohio 43215 (telephone number: 614-223-1000).

                                   USE OF PROCEEDS

               The Company proposes to use the net proceeds from the sale of the New Junior Subordinated Debentures to purchase indirectly its cumulative preferred stock, to fund its construction program or to repay short-term indebtedness incurred in connection with such purchase or its construction program. Subject to certain conditions, AEP has offered to purchase all of the Company's outstanding cumulative preferred stock, consisting of 1,484,316 shares issued in seven series: a 4-1/2% series, of which 202,403 shares are outstanding; a 4.08% series, of which 42,575 shares are outstanding; a 4.20% series, of which 51,975 shares are
          outstanding;  a   4.40%  series,  of  which   88,363  shares  are
          outstanding;  a  5.90%  series,   of  which  404,000  shares  are
          outstanding; a 6.02% series, of which 395,000 shares are outstanding; and a 6.35% series, of which 300,000 shares are outstanding. See "Recent Developments" herein. Following the consummation of AEP's tender offer, the Company proposes to purchase from AEP all such shares of cumulative preferred stock acquired by AEP.

               The Company has estimated that its consolidated construction costs (inclusive of allowance for funds used during construction) during 1997 will be approximately $144,000,000. At February 13, 1997, the Company had approximately $1,500,000 of short-term unsecured indebtedness outstanding.

                          RATIO OF EARNINGS TO FIXED CHARGES

               Below is set forth the ratio of earnings to fixed charges for each of the twelve month periods ended December 31, 1991 through 1995 and September 30, 1996:

                        12-Month
                      Period Ended                Ratio

                    December 31, 1991             2.86
                    December 31, 1992             2.71
                    December 31, 1993             3.14
                    December 31, 1994             3.28
                    December 31, 1995             2.95
                    September 30, 1996            3.30


                  DESCRIPTION OF NEW JUNIOR SUBORDINATED DEBENTURES

               The New Junior Subordinated  Debentures will be issued under an Indenture, dated as of October 1, 1995, between the Company and The First National Bank of Chicago, as Trustee (the "Trustee"), as heretofore supplemented and amended and as to be further supplemented (the "Indenture"). Section and Article references used herein are references to provisions of the Indenture unless otherwise noted.

               All Junior Subordinated Deferrable Interest Debentures (including the New Junior Subordinated Debentures) issued and to be issued under the Indenture are herein sometimes referred to as "Junior Subordinated Debentures". Copies of the Indenture, including the form of Supplemental Indenture pursuant to which each series of the New Junior Subordinated Debentures will be issued (the "new Supplemental Indenture") are filed as exhibits to the Registration Statement.

               The following statements include brief summaries of certain provisions of the Indenture under which Junior Subordinated Debentures have been issued. Such summaries do not purport to be complete and reference is made to the Indenture for complete statements of such provisions. Such summaries are qualified in their entirety by such reference and do not relate or give effect to provisions of statutory or common law.

          General

               The New Junior Subordinated Debentures will be unsecured, subordinated obligations of the Company. The Indenture does not limit the aggregate principal amount of Junior Subordinated Debentures that may be issued thereunder and provides that the Junior Subordinated Debentures may be issued thereunder from time to time in one or more series.

               A description of the following terms of each series of New Junior Subordinated Debentures in respect of which this Prospectus is being delivered will be contained in a Prospectus
          Supplement:

                    (1) the title of such series of the Junior Subordinated
               Debentures;

                    (2) any  limit upon  the aggregate principal  amount of
               the Junior Subordinated Debentures of that series which may be authenticated and delivered;

                    (3) the date  or dates  on which the  principal of  the
               Junior Subordinated Debentures of the series is payable;

                    (4) the rate or rates (which may be fixed or variable) at which the Junior Subordinated Debentures of the series shall bear interest or the manner of calculation of such rate or rates, if any;

                    (5) the date  or dates from  which such interest  shall
               accrue, the Interest Payment Dates on which such interest will be payable or the manner of determination of such Interest Payment Dates and the record date for the determination of holders to whom interest is payable on any such Interest Payment Dates;

                    (6) the  right to  extend the interest  payment periods
               and the duration of such extension;

                    (7) the  period or periods  within which, the  price or
               prices at which and the terms and conditions upon which, Junior Subordinated Debentures of the series may be redeemed, in whole or in part, at the option of the Company;

                    (8) the obligation, if any, of the Company to redeem or
               purchase Junior Subordinated Debentures of the series pursuant to any sinking fund or analogous provisions (including payments made in cash in anticipation of future sinking fund obligations) or at the option of a holder thereof and the period or periods within which, the price or prices at which, and the terms and conditions upon which, Junior Subordinated Debentures of the series shall be redeemed or purchased, in whole or in part, pursuant to such obligation;

                    (9) the denominations in  which the Junior Subordinated
               Debentures of the series shall be issuable;

                    (10) any other terms with respect to such series (which
               terms shall not be inconsistent with the terms of the Indenture); and

                    (11) whether the Junior Subordinated Debentures are issuable as a Global Debenture and, in such case, the identity of the Depository for such series. (Section 2.01).

               The New Junior Subordinated Debentures may be sold at a substantial discount below their principal amount. Certain special United States federal income tax considerations applicable to the New Junior Subordinated Debentures sold at an original issue discount may be described in the applicable Prospectus Supplement.

               Except as may otherwise be described in a Prospectus Supplement, the covenants contained in the Indenture would not afford holders of New Junior Subordinated Debentures protection in the event of a highly leveraged transaction involving the Company.

          Subordination

               The  Indenture provides  that payment  of the  principal of, premium, if any, and interest on Junior Subordinated Debentures is subordinated and subject in right of payment to the prior payment in full of all Senior Indebtedness (as defined below) of the Company as provided in the Indenture. No payment of principal of (including redemption and sinking fund payments), premium, if any, or interest on, Junior Subordinated Debentures may be made if payment of principal, premium, interest or any other payment on any Senior Indebtedness is not made when due, any applicable grace period with respect to such default has ended and such default has not been cured or waived or ceased to exist, or if the maturity of any Senior Indebtedness has been accelerated because of a default. Upon any distribution of assets of the Company to creditors upon any dissolution, winding up, liquidation or reorganization, whether voluntary or involuntary or in bankruptcy, insolvency, receivership or other proceedings, all principal of, premium, if any, and interest due or to become due on, all Senior Indebtedness must be paid in full before any payment is made on Junior Subordinated Debentures. Subject to the payment in full of all Senior Indebtedness, the rights of the holders of Junior Subordinated Debentures will be subrogated to the rights of the holders of Senior Indebtedness to receive payments or distributions applicable to Senior Indebtedness until all amounts owing on Junior Subordinated Debentures are paid in full. (Sections 14.01 to 14.04).

               The term "Senior Indebtedness" shall mean the principal of, premium, if any, interest on and any other payment due pursuant to any of the following, whether outstanding at the date of execution of the Indenture or thereafter incurred, created or assumed:

                    (a) all indebtedness of the Company evidenced by notes,
               debentures, bonds or other securities sold by the Company for money or other obligations for money borrowed;

                    (b) all  indebtedness of others of  the kinds described
               in the preceding clause (a) assumed by or guaranteed in any manner by the Company or in effect guaranteed by the Company;

                    (c) all installment purchase agreements entered into by
               the Company in connection with revenue bonds issued by an agency or political subdivision of a state of the United States of America; and

                    (d)  all   renewals,   extensions  or   refundings   of
               indebtedness of the kinds described in either of the preceding clauses (a), (b) and (c);

          unless, in the case of any particular indebtedness, renewal, extension or refunding, the instrument creating or evidencing the same or the assumption or guarantee of the same expressly provides that such indebtedness, renewal, extension or refunding is not superior in right of payment to or is pari passu with Junior Subordinated Debentures. Such Senior Indebtedness shall continue to be Senior Indebtedness and entitled to the benefits of the subordination provisions irrespective of any amendment, modification or waiver of any term of such Senior Indebtedness. (Sections 1.01 and 14.08).

               The Indenture does not limit the aggregate amount of Senior Indebtedness that may be issued. As of September 30, 1996, Senior Indebtedness of the Company aggregated approximately $1,067,300,000.

          Form, Exchange, Registration and Transfer

               Unless otherwise specified in a Prospectus Supplement, the New Junior Subordinated Debentures initially will be issued in registered form and will be represented by a global debenture (the "Global Debenture"). See "Book-Entry Debentures" herein. If not represented by one or more global debentures, New Junior Subordinated Debentures may be presented for registration of transfer (with the form of transfer endorsed thereon duly executed) or exchange, at the office of the Debenture Registrar, without service charge and upon payment of any taxes and other governmental charges as described in the Indenture. Such transfer or exchange will be effected upon the Company or the Debenture Registrar being satisfied with the documents of title and identity of the person making the request. The Company has appointed the Trustee as Debenture Registrar with respect to New Junior Subordinated Debentures. (Section 2.05).

               The Company shall not be required to (i) issue, register the transfer of or exchange any New Junior Subordinated Debenture during a period beginning at the opening of business 15 days before the day of the mailing of a notice of redemption of less than all the outstanding New Junior Subordinated Debentures and ending at the close of business on the day of such mailing or
          (ii) register the transfer of or exchange any New Junior Subordinated Debentures or portions thereof called for redemption. (Section 2.05).

          Payment and Paying Agents

               Unless otherwise indicated in a Prospectus Supplement, payment of principal of and premium (if any) on any New Junior Subordinated Debenture will be made only against surrender to the Paying Agent of such New Junior Subordinated Debenture. Principal of and any premium and interest on New Junior Subordinated Debentures will be payable at the office of such Paying Agent or Paying Agents as the Company may designate from time to time, except that at the option of the Company payment of any interest may be made by check mailed to the address of the person entitled thereto as such address shall appear in the Debenture Register with respect to such New Junior Subordinated Debentures.

               Unless otherwise indicated in a Prospectus Supplement, the Trustee will act as Paying Agent with respect to New Junior Subordinated Debentures. The Company may at any time designate additional Paying Agents or rescind the designation of any Paying Agents or approve a change in the office through which any Paying Agent acts. (Sections 4.02 and 4.03).

               All moneys paid by the Company to a Paying Agent for the payment of the principal of or premium or interest, if any, on any New Junior Subordinated Debenture that remain unclaimed at the end of two years after such principal, premium, if any, or interest shall have become due and payable, subject to applicable law, will be repaid to the Company and the holder of such New Junior Subordinated Debenture will thereafter look only to the Company for payment thereof. (Section 11.04).

          Book-Entry Debentures

               Unless otherwise specified in a Prospectus Supplement and except under the circumstances described below, the New Junior Subordinated Debentures will be issued in whole or in part in the form of a Global Debenture that will be deposited with, or on behalf of, The Depository Trust Company, New York, New York ("DTC"), or such other depository as may be subsequently designated (the "Depository"), and registered in the name of a nominee of the Depository.

               Book-Entry Debentures represented by a Global Debenture will not be exchangeable for Certificated Debentures and, except under the circumstances described below, will not otherwise be issuable as Certificated Debentures.

               So long as the Depository, or its nominee, is the registered owner of a Global Debenture, such Depository or such nominee, as the case may be, will be considered the sole owner of the individual Book-Entry Debentures represented by such Global Debenture for all purposes under the Indenture. Payments of principal of and premium, if any, and any interest on individual Book-Entry Debentures represented by a Global Debenture will be made to the Depository or its nominee, as the case may be, as the Owner of such Global Debenture. Except as set forth below, owners of beneficial interests in a Global Debenture will not be entitled to have any of the individual Book-Entry Debentures represented by such Global Debenture registered in their names, will not receive or be entitled to receive physical delivery of any such Book-Entry Debentures and will not be considered the Owners thereof under the Indenture, including, without limitation, for purposes of consenting to any amendment thereof or supplement thereto.

               If the Depository is at any time unwilling or unable to continue as depository and a successor depository is not appointed, the Company will issue individual Certificated Debentures in exchange for the Global Debenture representing the corresponding Book-Entry Debentures. In addition, the Company may at any time and in its sole discretion determine not to have any New Junior Subordinated Debentures represented by the Global Debenture and, in such event, will issue individual Certificated Debentures in exchange for the Global Debenture representing the corresponding Book-Entry Debentures. In any such instance, an owner of a Book-Entry Debenture represented by a Global Debenture will be entitled to physical delivery of individual Certificated Debentures equal in principal amount to such Book-Entry Debenture and to have such Certificated Debentures registered in his or her name.

               DTC has confirmed to the Company and the Underwriters the following information:

                    1. DTC will act as securities depository for the Global
               Debenture. The New Junior Subordinated Debentures will be issued as fully-registered securities registered in the name of Cede & Co. (DTC's partnership nominee). One fully-registered Global Debenture will be issued for the series of New Junior Subordinated Debentures, in the aggregate principal amount of such series, and will be deposited with DTC.

                    2. DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of
               Section 17A of the 1934 Act. DTC holds securities that its participants ("Participants") deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks, and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The Rules applicable to DTC and its Participants are on file with the SEC.

                    3. Purchases of New Junior Subordinated Debentures under the DTC system must be made by or through Direct Participants, which will receive a credit for the New Junior Subordinated Debentures on DTC's records. The ownership interest of each actual purchaser of each New Junior Subordinated Debenture ("Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the New Junior Subordinated Debentures are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in New Junior Subordinated Debentures, except in the event that use of the book-entry system for the New Junior Subordinated Debentures is discontinued.

                    4. To  facilitate subsequent transfers,  all New Junior
               Subordinated Debentures deposited by Participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co. The deposit of New Junior Subordinated Debentures with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the New Junior Subordinated Debentures; DTC's records reflect only the identity of the Direct Participants to whose accounts such New Junior Subordinated Debentures are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

                    5. Conveyance  of notices and  other communications  by
               DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

                    6. Redemption notices shall be  sent to Cede & Co.   If
               less than all of the New Junior Subordinated Debentures are being redeemed, DTC's practice is to determine by lot the amount of the interest of each Direct Participant in such issue to be redeemed.

                    7. Neither DTC nor Cede & Co. will consent or vote with
               respect to the New Junior Subordinated Debentures. Under its usual procedures, DTC mails an Omnibus Proxy to the Company as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the New Junior Subordinated Debentures are credited on the record date (identified in a listing attached to the Omnibus Proxy).

                    8. Principal  and interest  payments on the  New Junior
               Subordinated Debentures will be made to DTC. DTC's practice is to credit Direct Participants' accounts on the date on which interest is payable in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payment on such date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name", and will be the responsibility of such Participant and not of DTC, the Underwriters or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal and interest to DTC is the responsibility of the Company or the Trustee, disbursement of such payments to Direct Participants shall be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners shall be the responsibility of Direct and Indirect Participants.

                    9. DTC may discontinue providing its services as securities depository with respect to the New Junior Subordinated Debentures at any time by giving reasonable notice to the Company and the Trustee. Under such circumstances, in the event that a successor securities depository is not obtained, Certificated Debentures are required to be printed and delivered.

                    10. The Company  may decide to  discontinue use of  the
               system of book-entry transfers through DTC (or a successor securities depository). In that event, Certificated Debentures will be printed and delivered.

               The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that the Company believes to be reliable, but the Company takes no responsibility for the accuracy thereof.

               None of the Company, the Trustee or any agent for payment on or registration of transfer or exchange of any Global Debenture will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in such Global Debenture or for maintaining, supervising or reviewing any records relating to such beneficial interests.

          Modification of the Indenture

               The Indenture contains provisions permitting the Company and the Trustee, with the consent of the holders of not less than a majority in principal amount of Junior Subordinated Debentures of each series that are affected by the modification, to modify the Indenture or any supplemental indenture affecting that series or the rights of the holders of that series of Junior Subordinated Debentures; provided, that no such modification may, without the consent of the holder of each outstanding Junior Subordinated Debenture affected thereby, (i) extend the fixed maturity of any Junior Subordinated Debentures of any series, or reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest thereon, or reduce any premium payable upon the redemption thereof or (ii) reduce the percentage of Junior Subordinated Debentures, the holders of which are required to consent to any such supplemental indenture. (Section 9.02).

               In addition, the Company and the Trustee may execute, without the consent of any holder of Junior Subordinated Debentures, any supplemental indenture for certain other usual purposes including the creation of any new series of Junior Subordinated Debentures. (Sections 2.01, 9.01 and 10.01).

          Events of Default

               The Indenture provides that any one or more of the following described events, which has occurred and is continuing, constitutes an "Event of Default" with respect to each series of Junior Subordinated Debentures:

                    (a) failure  for  10 days  to  pay interest  on  Junior
               Subordinated Debentures of that series when due; provided that a valid extension of the interest payment period by the Company shall not constitute a default in the payment of interest for this purpose; or

                    (b) failure  to pay  principal or premium,  if any,  on
               Junior Subordinated Debentures of that series when due whether at maturity, upon redemption, by declaration or otherwise, or to make payment required by any sinking or analogous fund with respect to that series; or

                    (c) failure by  the Company to  observe or perform  any
               other covenant (other than those specifically relating to another series) contained in the Indenture for 90 days after written notice to the Company from the Trustee or the
               holders  of  at  least  25%   in  principal  amount  of  the
               outstanding  Junior Subordinated Debentures  of that series;
               or

                    (d) certain events involving bankruptcy,  insolvency or
               reorganization of the Company.  (Section 6.01).

               The Trustee or the holders of not less than 25% in aggregate outstanding principal amount of any particular series of Junior Subordinated Debentures may declare the principal due and payable immediately upon an Event of Default with respect to such series, but the holders of a majority in aggregate outstanding principal amount of such series may annul such declaration and waive the default with respect to such series if the default has been cured and a sum sufficient to pay all matured installments of interest and principal otherwise than by acceleration and any premium has been deposited with the Trustee. (Sections 6.01 and 6.06).

               The holders of a majority in aggregate outstanding principal amount of any series of Junior Subordinated Debentures have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee for that series. (Section 6.06). Subject to the provisions of the Indenture relating to the duties of the Trustee in case an Event of Default shall occur and be continuing, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders of the Junior Subordinated Debentures, unless such holders shall have offered to the Trustee indemnity satisfactory to it. (Section 7.02).

               The holders of a majority in aggregate outstanding principal amount of any series of Junior Subordinated Debentures affected thereby may, on behalf of the holders of all Junior Subordinated Debentures of such series, waive any past default, except a default in the payment of principal, premium, if any, or interest when due otherwise than by acceleration (unless such default has been cured and a sum sufficient to pay all matured installments of interest and principal otherwise than by acceleration and any premium has been deposited with the Trustee) or a call for redemption of Junior Subordinated Debentures of such series. (Section 6.06). The Company is required to file annually with the Trustee a certificate as to whether or not the Company is in compliance with all the conditions and covenants under the Indenture. (Section 5.03(d)).

          Consolidation, Merger and Sale

               The Indenture does not contain any covenant that restricts the Company's ability to merge or consolidate with or into any other corporation, sell or convey all or substantially all of its assets to any person, firm or corporation or otherwise engage in restructuring transactions, provided that the successor corporation assumes due and punctual payment of principal or premium, if any, and interest on the Junior Subordinated Debentures. (Section 10.01).

          Defeasance and Discharge

               Under the terms of the Indenture, the Company will be discharged from any and all obligations in respect of the New Junior Subordinated Debentures (except in each case for certain obligations to register the transfer or exchange of New Junior Subordinated Debentures, replace stolen, lost or mutilated New Junior Subordinated Debentures, maintain paying agencies and hold moneys for payment in trust) if the Company deposits with the Trustee, in trust, moneys or Governmental Obligations (as defined in the Indenture), or a combination thereof, in an amount sufficient to pay all the principal of, and interest on, New Junior Subordinated Debentures of such series on the dates such payments are due in accordance with the terms of the New Junior Subordinated Debentures. Such defeasance or discharge may occur only if, among other things, the Company has delivered to the Trustee an Opinion of Counsel to the effect that the holders of the New Junior Subordinated Debentures will not recognize gain, loss or income for federal income tax purposes as a result of the satisfaction and discharge of the Indenture with respect to such series and such holders will be subject to federal income taxation on the same amounts and in the same manner and at the same times as if such satisfaction and discharge had not occurred. (Section 11.01).

          Governing Law

               The Indenture and New Junior Subordinated Debentures will be governed by, and construed in accordance with, the laws of the State of New York. (Section 13.05).

          Concerning the Trustee

               AEP System companies, including the Company, utilize or may utilize some of the banking services offered by The First
          National Bank of Chicago in the normal course of their businesses. Among such services are the making of short-term loans, generally at rates related to the prime commercial interest rate.

                                 RECENT DEVELOPMENTS

               On January 30, 1997, American Electric Power Company, Inc. ("AEP") and the Company filed with the SEC and mailed to the registered holders of the Company's cumulative preferred stock their Offer to Purchase and Proxy Statement. AEP has offered to purchase all the outstanding shares of the Company's cumulative preferred stock (the "AEP Offer"). Concurrently with the AEP Offer, the Board of Directors of the Company is soliciting proxies for use at a special meeting of shareholders of the Company on February 28, 1997. The special meeting is being held to consider an amendment to the Company's Amended Articles of Incorporation to remove the limitation contained therein upon the Company's ability to issue securities representing unsecured indebtedness.

                                    LEGAL OPINIONS

               Opinions with respect to the legality of New Junior Subordinated Debentures will be rendered by Simpson Thacher & Bartlett (a partnership which includes professional corporations), 425 Lexington Avenue, New York, New York, and 1 Riverside Plaza, Columbus, Ohio, counsel for the Company, and by Dewey Ballantine, 1301 Avenue of the Americas, New York, New York, counsel for the Underwriters. Additional legal opinions in connection with the offering of the New Junior Subordinated Debentures may be given by John M. Adams, Jr. or David C. House, counsel for the Company. Mr. Adams is Assistant General Counsel, and Mr. House is an Attorney, in the Legal Department of American Electric Power Service Corporation, a wholly owned subsidiary of AEP. From time to time, Dewey Ballantine acts as counsel to affiliates of the Company in connection with certain matters.

                                       EXPERTS

               The  financial  statements and  related  financial statement schedule incorporated in this prospectus by reference from the Company's Annual Report on Form 10-K have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                                 PLAN OF DISTRIBUTION

               The Company may sell  the New Junior Subordinated Debentures in any of three ways: (i) through underwriters or dealers; (ii) directly to a limited number of purchasers or to a single purchaser; or (iii) through agents. The Prospectus Supplement relating to a series of the New Junior Subordinated Debentures will set forth the terms of the offering of the New Junior Subordinated Debentures, including the name or names of any underwriters, dealers or agents, the purchase price of such New Junior Subordinated Debentures and the proceeds to the Company from such sale, any underwriting discounts or agency fees and other items constituting underwriters' or agents' compensation, any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time after the initial public offering.

               If underwriters are used in the sale, the New Junior Subordinated Debentures will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of the sale. The underwriters with respect to a particular underwritten offering of New Junior Subordinated Debentures will be named in the Prospectus Supplement relating to such offering and, if an underwriting syndicate is used, the managing underwriters will be set forth on the cover page of such
          Prospectus Supplement. Unless otherwise set forth in the Prospectus Supplement, the obligations of the underwriters to purchase the New Junior Subordinated Debentures will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all such New Junior Subordinated Debentures if any are purchased.

               New Junior Subordinated Debentures may be sold directly by the Company or through agents designated by the Company from time to time. The Prospectus Supplement will set forth the name of any agent involved in the offer or sale of the New Junior Subordinated Debentures in respect of which the Prospectus Supplement is delivered as well as any commissions payable by the Company to such agent. Unless otherwise indicated in the Prospectus Supplement, any such agent will be acting on a reasonable best efforts basis for the period of its appointment.

               If so indicated in the Prospectus Supplement, the Company will authorize agents, underwriters or dealers to solicit offers by certain specified institutions to purchase New Junior Subordinated Debentures from the Company at the public offering price set forth in the Prospectus Supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject to those conditions set forth in the Prospectus Supplement, and the Prospectus Supplement will set forth the commission payable for solicitation of such contracts.

               Subject to certain conditions, the Company may agree to indemnify any underwriters, dealers, agents or purchasers and their controlling persons against certain civil liabilities, including certain liabilities under the Securities Act of 1933.